SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7,  2006

Commission File Number: 000-50282

Cirracor, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	33-0986282 (I.R.S. Employer Identification No.)
3375 Toopal Drive, Suite 101, Oceanside, California (Address of principal executive offices)	92054 (Zip Code)
760.277.1505 (Registrant's Telephone Number, Including Area Code)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

We previously reported that on May 18, 2006, Cirracor Inc., entered into an Agreement and Plan of Merger (“Merger Agreement”) with Panda Ethanol, Inc. and Grove Panda Investments LLC as more particularly set forth in that certain Form 8-K which we filed on May 24, 2006. We stated in that 8-K that the closing of the Merger with Panda Ethanol, Inc. is subject to certain conditions including the completion of a financing transaction by Panda, originally expected to be $110,815,000, which had been delayed. On June 7, 2006, we entered into a First Amendment to Agreement and Plan of Merger (“First Amendment”) whereby we agreed that Panda may issue to institutional or Accredited Investors approximately $90,000,000 of Common Stock at a price of $6.01 per share in connection with such financing. On June 7, 2006, that financing transaction was completed. The First Amendment also provided that effective as of immediately after the Effective Time of the Merger and for a period of 24 months thereafter, no more than 10% of the shares outstanding on a fully diluted basis as of the Effective Time of the Merger shall be reserved for grant or issuance under any Stock Option Plans. The other conditions to the Merger as outlined in our Form 8-K are unaffected by the First Amendment.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit 2.01 First Amendment to Agreement and Plan of Merger, June 7, 2006. The appendices to the First Amendment have been omitted from this filing. An index of the appendices is contained in the First Amendment, and the appendices are available to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cirracor, Inc.

June 13, 2006	By:	/s/ Reed Fisher
Reed Fisher
President and Chief Executive Officer

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